Exhibit 99.1

CONTACT:                                                                                                          FOR IMMEDIATE RELEASE

Robert H. Barghaus

Chief Financial Officer

(203) 661-1926, ext. 6668

Tyler P. Schuessler

Vice President,

Organizational Development

Investor Relations

(203) 661-1926, ext. 6643

BLYTH, INC. REPORTS 4th QUARTER AND FULL YEAR SALES AND EARNINGS

Company Achieves Full Year Cash Flow From Operations of $95 Million

GREENWICH, CT, USA, April 4, 2007: Blyth, Inc. (NYSE: BTH), a leading designer and marketer of home fragrance products, home décor products and household convenience items, today reported Net Sales of $379.8 million for the fourth quarter ended January 31, 2007, which were approximately even with last year’s fourth quarter sales of $380.7 million.  Included in last year’s results was $3.1 million of sales from Impact Plastics, which was sold in the fourth quarter last year.  Excluding the effect of Impact Plastics, fourth quarter sales increased 1% over prior year’s fourth quarter primarily due to sales growth in PartyLite’s international markets, as well as in the Miles Kimball Company and Boca Java.  International sales represented 34% of total sales in the fourth quarter this year versus 31% last year, reflecting strong growth in several of PartyLite’s international markets.  Excluding the 2 percentage point positive effect of foreign currency movement this year and the 1 percentage point effect of Impact Plastics last year, comparable fourth quarter Net Sales declined approximately 1% versus last year.

Commenting on the Company’s financial results, Robert B. Goergen, Blyth’s Chairman of the Board and CEO, said, “Fiscal year 2007 has been one of significant transition for Blyth, as demonstrated by our fourth quarter and full year restructuring charges.  Most of these unusual charges are non-cash, and Blyth continues to generate strong cash flow, achieving $95 million in Cash Flow From Operations in fiscal year 2007.  Restructuring efforts within the Multi-channel Group of Wholesale and Catalog & Internet businesses, as well as the Direct Selling segment, have further streamlined operations, eliminated numerous less profitable customers and continued to improve the efficiency of our asset base.  We believe that these steps will position the Company for improved performance and profitability in fiscal year 2008.  Due to the complexity of our fourth quarter and full year results, we have included a summary table of unusual items to assist investors in understanding Blyth’s financials. “

Mr. Goergen continued, “The divestiture of our European Wholesale businesses was completed in the fourth quarter with the sale of our Colony premium candle company in the U.K.  Blyth has narrowed its European focus to direct selling, which is where we believe we have the best opportunities for profitable growth.  This year’s strong, double-digit sales growth in markets such as France and the Nordic region support our conclusion.”

Fourth Quarter Sales and Earnings

Fourth quarter Net Sales were positively impacted by robust growth in most of PartyLite’s European markets, where sales grew 14% year over year, partially offsetting a decline in PartyLite’s North American markets.  Blyth’s Wholesale business units experienced lower sales versus last year’s fourth quarter but were mostly offset with growth in the Miles Kimball Company brands and Boca Java.

Operating Profit was $24.6 million in this year’s fourth quarter versus a loss of $12.6 million last year.  Included in this year’s results are pre-tax restructuring charges of $18.8 million, equating to $11.7 million after tax or $0.29 per share.  Of the $18.8 million charge, $14.9 million relates to inventory write-downs, equipment impairment and severance in Blyth’s North American Wholesale mass channel home fragrance business, and $3.9 million for equipment impairment and severance related to restructuring in the PartyLite direct selling business as a result of lower sales volume in the U.S.  A non-cash pre-tax goodwill impairment charge of $12.0 million, equating to $7.5 million after tax or $0.19 per share, was also recorded in this year’s fourth quarter, arising from the annual assessment of goodwill associated with the Sterno business in the Wholesale segment.  Partially offsetting these fourth quarter charges was $5.2 million (pre-tax and after tax), or $0.13 per share, for a note receivable recovery related to the sale of the Gies European wholesale candle business in the third quarter.

Last year’s fourth quarter operating loss of $12.6 million reflects a $53.3 million pre-tax charge, equating to $38.4 million after tax or $0.94 per share, arising from the annual assessment of goodwill associated with the Wholesale segment and a $2.0 million pre-tax loss, equating to $1.3 million after tax or $0.03 per share, on the sale and earnings of the Impact Plastics business.  Excluding the aforementioned charges and gain from both years, operating profit would have been $50.2 million this year and $42.7 million last year, reflecting profit improvements in PartyLite Europe, the wholesale seasonal and home décor businesses and the Miles Kimball Company.

Fourth quarter Net Earnings were $17.0 million compared to a loss of $12.3 million for the prior year period and reflect the aforementioned unusual items.  Additional unusual items impacted the Company’s fourth quarter net earnings this year and last year.  This year’s results include $3.8 million after tax, or $0.10 per share, earnings from discontinued operations of Blyth’s European Wholesale businesses.  Also recorded in this year’s fourth quarter was a $12.6 million tax expense, or $0.32 per share, on unremitted foreign earnings of subsidiaries resulting from the disposition of the European Wholesale businesses and the resulting modification of earnings considered to be permanently reinvested outside of the United States.

Last year’s fourth quarter loss also reflected $2.2 million after tax, or $0.05 per share, of earnings from discontinued operations of Blyth’s European Wholesale businesses, as well as a tax expense of $9.1 million, or $0.22 per share, to recognize the income tax liability associated with repatriating $130 million in foreign earnings under the American Jobs Creation Act of 2004.  Partially offsetting last year’s fourth quarter loss were tax credits of

$8.5 million, or $0.21 per share, primarily due to the reversal of contingent tax liabilities and also due to pre-fiscal 2006 tax true ups.  Excluding the effect of the aforementioned charges and gains in both years, fourth quarter Net Earnings would have been $39.8 million this year and $25.8 million last year.  This increase was due to the underlying improvement in operating income, as well as lower net interest cost and a lower tax rate.

Diluted Net Earnings Per Share for the fourth quarter were $0.43 compared to a loss of $0.30 for the same period last year.  Excluding the effect of the aforementioned restructuring charges, goodwill impairment, tax on unremitted earnings of foreign subsidiaries and note receivable recovery this year, and last year’s effect of the tax on repatriated funds, the tax liability reversal and true up, goodwill impairment and the sale and earnings of the Impact Plastics business, as well as the effect of discontinued operations in both years, fourth quarter Earnings Per Share would have been $1.00 this year versus $0.63 in last year’s fourth quarter.  A summary reconciliation of Generally Accepted Accounting Principles (GAAP) earnings and earnings per share to Non-GAAP earnings and earnings per share is presented in the attached table. This table is included as an additional reference to assist investors in analyzing the Company’s performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.

Fiscal Year 2007 Sales and Earnings

Net Sales for the fiscal year ended January 31, 2007 declined 3% to $1,220.6 million from $1,254.3 million reported for the prior year.  Excluding the effect of sales from Impact Plastics last year, Net Sales were approximately even with last year.

Net Loss for this fiscal year was $103.2 million versus net earnings of $24.9 million last year and reflects this year’s non-cash, pre-tax goodwill impairment charge of $48.8 million, equating to $33.6 million after tax or $0.84 per share, arising from an assessment of goodwill associated with Blyth’s North American Wholesale businesses, as well as pre-tax restructuring charges of $24.0 million, equating to $14.9 million after tax or $0.37 per share, related to the North American Wholesale mass channel home fragrance business.  Also included in this year’s results are the $5.2 million (pre-tax and after tax), or $0.13 per share, note receivable recovery related to the sale of the Gies European wholesale candle business, a loss of $109.7 million pre-tax, which equates to $105.7 million after tax or $2.64 per share, from discontinued operations of Blyth’s European Wholesale businesses and the $12.6 million tax expense, or $0.31 per share, on unremitted foreign earnings of subsidiaries.

Included in last year’s results are items associated with the earnings and sale of Impact Plastics, a state settlement reserve reversal, a goodwill impairment charge, a tax on foreign dividend under the American Jobs Creation Act (AJCA), tax credits and the effect of discontinued operations.

Diluted Net Loss Per Share was $2.58 this year versus diluted net earnings of $0.60 last year.  Excluding the effects of the aforementioned items in both years, Earnings Per Share would have been $1.46 this year versus $1.34 last year and compare favorably to the previously provided guidance of $1.20 to $1.25 per share as results for PartyLite Europe and the Miles Kimball Company exceeded expectations.

Management also noted that Cash Flow From Operations was $95 million in fiscal year 2007, and Capital Expenditures of $18 million were recorded during the year.

Fourth Quarter Segment Performance

In the Direct Selling segment, fourth quarter net sales increased 2% to $240.2 million versus $235.0 million for the same period last year.  PartyLite’s U.S. and Canadian markets experienced lower sales of 12% and 6%, respectively, whereas strong growth continued in most of PartyLite Europe.  Active independent sales consultants now total more than 26,000 in the U.S., more than 4,000 in Canada and more than 16,000 in Europe.  Fourth quarter operating profit in the Direct Selling segment was $47.7 million versus $46.6 million in the same period last year and was negatively impacted by the aforementioned restructuring charges of $3.9 million and higher commodity costs, offset by strong European performance.

In the Catalog & Internet segment, fourth quarter net sales increased 11% to $71.7 million versus $64.8 million a year ago, reflecting solid sales growth across the Miles Kimball Company brands and Boca Java, a small on-line marketer of premium coffee and tea products.  Fourth quarter operating profit in this segment was $7.3 million versus $3.8 million in the same period last year and reflects higher sales and strong expense management, which more than offset increased paper and postage costs, as well as the adverse impact on operating profit of investment spending in the Boca Java business.

In the Wholesale segment, fourth quarter net sales declined to $68.0 million from $80.9 million due overall soft sales in this channel.  A fourth quarter operating loss of $30.4 million this year includes the aforementioned $12.0 million goodwill impairment charge and the $14.9 million restructuring charge related to the North American Wholesale mass channel home fragrance business, partially offset by the $5.2 million note receivable recovery.  Last year’s fourth quarter loss of $63.1 million includes the aforementioned $53.3 million goodwill impairment charge and the $2.0 million loss on the earnings and sale of the Impact Plastics business.  Excluding the charges and gains in both years, fourth quarter operating loss in the Wholesale segment would have been $8.7 million this year versus a $7.8 million loss last year.

The sum of the segment amounts does not necessarily equal that reported for the quarter for Blyth overall due to rounding.

In lieu of quarterly teleconferences, management will conduct informal Question and Answer sessions periodically via dial-in calls, the next of which will take place on April 5th.  The date, time and dial-in information will be available in the “Investor Relations” section of the Company’s website, www.blyth.com, no later than one week prior to the next scheduled session.  Management will not present prepared remarks during such calls and will cover no material, non-public information.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a Home Expressions company that markets an extensive array of home fragrance products, decorative accessories, seasonal decorations and household convenience items.  The Company sells its products through multiple channels of distribution, including the home party plan method of direct selling, as well as through the wholesale and catalog/Internet channels.  Blyth also markets tabletop lighting and chafing fuel for the Away From Home or foodservice trade.  The Company manufactures most of its candles and chafing fuel and sources nearly all of its other products.  Its products are sold direct to the consumer under the PartyLite® and Two Sisters GourmetTM brands, to retailers in the premium and specialty retail channels under the Colonial CandleTM, Carolina®, CBK® and Seasons of Cannon Falls® brands, to retailers in the mass retail channel under the Florasense®, Ambria®, FilterMate® and Sterno® brands, to consumers in the catalog and Internet channel under the Miles Kimball®, Exposures®, Walter Drake®, The Home Marketplace®, Easy ComfortsTM and Boca JavaTM brands, and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brands.  In Europe, Blyth’s products are also sold under the PartyLite® brand.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.  Actual results could differ materially due to various factors, including the slowing of the United States or European economies or retail environments, the risk that we will be unable to maintain our historic growth rate, our ability to respond appropriately to changes in product demand, the risk that we will be unable to integrate the businesses that we acquire into our existing operations, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key corporate management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, risks associated with our information technology systems (including, susceptibility to outages due to fire, floods, power loss, telecommunications failures, computer viruses, break-ins and similar events), risks associated with legislation proposed by the Federal Trade Commission and other factors described in this press release and in the Company’s Annual Report on Form 10-K for the year ended January 31, 2006.

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BLYTH, INC.

Consolidated Statements of Earnings (Loss)

(In thousands except per share data)

(Unaudited)

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended January 31,	Ended January 31,	Ended January 31,	Ended January 31,
	2007	2006	2007	2006

Net sales	$379,836	$380,705	$1,220,611	$1,254,261
Cost of goods sold	189,895	182,170	623,942	618,476
Gross profit	189,941	198,535	596,669	635,785
Selling	126,307	126,527	409,742	411,289
Administrative	26,970	31,395	122,471	126,068
Goodwill impairment	12,043	53,261	48,812	53,261
	165,320	211,183	581,025	590,618
Operating profit (loss)	24,621	(12,648)	15,644	45,167

Other expense (income)
Interest expense	4,498	6,315	19,074	20,602
Interest income	(2,046)	(789)	(7,398)	(2,235)
Foreign exchange and other	(787)	(603)	(1,401)	356
	1,665	4,923	10,275	18,723
Earnings (loss) from continuing operations before
income taxes and minority interest	22,956	(17,571)	5,369	26,444
Income tax expense (benefit)	9,672	(3,114)	2,664	6,379
Earnings (loss) from continuing operations before minority interest	13,284	(14,457)	2,705	20,065
Minority interest	36	40	150	(466)
Earnings (loss) from continuing operations	13,248	(14,497)	2,555	20,531
Earnings (loss) from discontinued operations (net of income tax expense (benefit) of $(2,707), $1,101, $(3,985) and $1,396, respectively)	3,776	2,198	(105,728)	4,326
Net earnings (loss)	$17,024	$(12,299)	$(103,173)	$24,857

Basic:
Earnings (loss) from continuing operations per common share	$0.34	$(0.35)	$0.06	$0.50
Earnings (loss) from discontinued operations per common share	0.10	0.05	(2.66)	0.11
Net earnings (loss) per common share	$0.43	$(0.30)	$(2.59)	$0.61
Weighted average number of shares outstanding	39,288	40,981	39,781	40,956

Diluted:
Earnings (loss) from continuing operations per common share	$0.33	$(0.35)	$0.06	$0.50
Earnings (loss) from discontinued operations per common share	0.10	0.05	(2.64)	0.11
Net earnings (loss) per common share	$0.43	$(0.30)	$(2.58)	$0.60
Weighted average number of shares outstanding	39,651	40,981	40,057	41,176

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	January 31, 2007	January 31, 2006
Assets
Cash and Cash Equivalents	$103,808	$242,068
Short Term Investments	129,725	—
Accounts Receivable, Net	35,040	109,857
Inventories	148,321	237,753
Property, Plant & Equipment, Net	159,484	225,826
Other Assets	198,260	301,016
	$774,638	$1,116,520

Liabilities and Stockholders’ Equity
Bank Debt	$18,222	$122,273
Bond Debt	197,557	249,468
Other Liabilities	195,166	250,955
Stockholders’ Equity	363,693	493,824
	$774,638	$1,116,520

Blyth, Inc.

Supplemental Non-GAAP Earnings Per Share Measures

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Three Months Ended
	January 31, 2007		January 31, 2006
	Dollars	EPS	Dollars	EPS
Non-GAAP earnings from continuing operations excluding Impact Plastics earnings, restructuring charges, goodwill impairment, note receivable recovery, tax on unremitted foreign earnings of subsidiaries, tax on AJCA dividend and tax credits	$39,833	$1.00	$25,758	$0.63

Non-GAAP Impact Plastics earnings and loss on sale	—	—	(1,252)	(0.03)

Non-GAAP restructuring charges	(11,670)	(0.29)	—	—

Non-GAAP goodwill impairment	(7,467)	(0.19)	(38,429)	(0.94)

Non-GAAP note receivable recovery	5,160	0.13	—	—

Non-GAAP tax on unremitted foreign earnings of subsidiaries	(12,608)	(0.32)	—	—

Non-GAAP tax on foreign dividend under AJCA	—	—	(9,101)	(0.22)

Non-GAAP tax credits	—	—	8,527	0.21

GAAP Earnings from continuing operations	13,248	0.33	(14,497)	(0.35)

GAAP Earnings (loss) from discontinued operations net of income taxes	3,776	0.10	2,198	0.05

GAAP Net earnings	$17,024	$0.43	$(12,299)	$(0.30)

	Twelve Months Ended		Twelve Months Ended
	January 31, 2007		January 31, 2006
	Dollars	EPS	Dollars	EPS
Non-GAAP earnings from continuing operations excluding Impact Plastics earnings, reserve reversal, restructuring charges, goodwill impairment, note receivable recovery, tax on unremitted foreign earnings of subsidiaries, tax on AJCA dividend and tax credits	$58,492	$1.46	$55,097	$1.34

Non-GAAP Impact Plastics earnings and loss on sale	—	—	312	0.01

Non-GAAP state settlement reserve reversal	—	—	4,125	0.10

Non-GAAP restructuring charges	(14,890)	(0.37)	—	—

Non-GAAP goodwill impairment	(33,599)	(0.84)	(38,429)	(0.93)

Non-GAAP note receivable recovery	5,160	0.13	—	—

Non-GAAP tax on unremitted foreign earnings of subsidiaries	(12,608)	(0.31)	—	—

Non-GAAP tax on foreign dividend under AJCA	—	—	(9,101)	(0.22)

Non-GAAP tax credits	—	—	8,527	0.21

GAAP Earnings (loss) from continuing operations	2,555	0.06	20,531	0.50

GAAP Earnings (loss) from discontinued operations net of income taxes	(105,728)	(2.64)	4,326	0.11

GAAP Net earnings (loss)	$(103,173)	$(2.58)	$24,857	$0.60